Exhibit 16






April 2, 1998


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC  20549



Dear Sirs:

We have read item 4 included in the attached Form 8-K dated April 2, 1998 of Winthrop California Investors Limited Partnership to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


ARTHUR ANDERSEN LLP